UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 23, 2007

Date of Report (Date of earliest event reported)

PMC-SIERRA, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-19084	94-2925073
(Commission File)	(IRS Employer Identification Number)

3975 Freedom Circle

Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2007, PMC-Sierra, Inc. (the “Company”) issued a press release announcing the appointment of Michael W. Zellner to the position of Vice President, Chief Financial Officer commencing March 2, 2007. A copy of this press release is furnished as Exhibit 99.1 to this report.

In connection with the appointment, the Company and Mr. Zellner entered into the following employment agreements: a letter agreement that describes the compensation, benefits and general terms and conditions of employment as the Chief Financial Officer (the “Letter Agreement”); a Change of Control Agreement; and an Indemnification Agreement (collectively, “the Agreements”).

Based on the Letter Agreement, Mr. Zellner’s gross base salary will be $365,000 per year. He will be eligible to participate in the Company’s incentive bonus program (“Short Term Incentive Plan” or “STIP”) as of his hire date at a target award level of 60% of his gross salary. Payouts under the Company’s STIP program are conditioned upon the Company and Mr. Zellner meeting performance objectives. The Company will recommend that its Board of Directors or its Compensation Committee grant Mr. Zellner: a) an option to purchase 255,000 PMC-Sierra, Inc. common shares at a price per share equal to 100% of the fair market price on the grant date; and b) the right to receive 56,666 restricted stock units (“RSUs”) issued upon the completion of vesting. The option and RSU grants will each vest over a four-year period. Options will vest at the rate of 25% on the first anniversary of the grant date and thereafter will vest monthly at the rate of one forty-eighth (1/48th) for the next 36 calendar months. Fifty percent (50%) of the RSUs grant will vest on the second anniversary of the grant date and thereafter will vest 25% on the third and fourth anniversaries of the grant date. Mr. Zellner will also be eligible as of his hire date to participate in the Company’s health and life insurance plans and the Company’s 401(K) as offered to all US-based employees.

Under the Change of Control Agreement, Mr. Zellner may receive specified benefits if terminated without cause or constructively terminated 60 days prior to or two years following a change in control (essentially, a material change in control of the outstanding shares or the voting power of the Company). These benefits include: a) payment equal to four percent of his current base salary for each full month Mr. Zellner was employed with the Company, provided that the total payment shall not exceed two times his then-current base salary; and b) payment equal to two percent of Mr. Zellner’s prior year’s STIP bonus for each full month he was employed with the Company provided that the total payment shall not exceed the sum of the previous four quarterly bonus payments. Receipt of these benefits is conditioned upon the execution of a separation and release agreement, and covenants not to compete or solicit the Company’s employees for a specified period of time.

Under the Indemnification Agreement, the Company agrees to indemnify Mr. Zellner to the extent permitted by law and the Company’s Articles of Incorporation and Bylaws against certain claims and expenses for which Mr. Zellner might be held liable in connection with past or future services to the Company and its subsidiaries.

The foregoing description is qualified in its entirety by the Agreements, copies of which are attached as Exhibits 10.1, 10.2, and 10.3 to this Form 8-K and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits:

(d) Exhibits

Exhibit	Description
10.1	Letter Agreement between the Company and Michael W. Zellner dated as of February 23, 2007

10.2	Change of Control Agreement between the Company and Michael W. Zellner dated as of March 2, 2007

10.3	Indemnification Agreement between the Company and Michael W. Zellner dated as of March 2, 2007

99.1	Press release dated March 1, 2007 announcing the appointment of Michael W. Zellner to the position of Chief Financial Officer effective March 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC.

/s/ Robert L. Bailey
Robert L. Bailey
President and Chief Executive Officer

Date: March 1, 2007

EXHIBIT INDEX

Exhibit	Description
10.1	Letter Agreement between the Company and Michael W. Zellner dated as of February 23, 2007

10.2	Change of Control Agreement between the Company and Michael W. Zellner dated as of March 2, 2007

10.3	Indemnification Agreement between the Company and Michael W. Zellner dated as of March 2, 2007

99.1	Press release dated March 1, 2007 announcing the appointment of Michael W. Zellner to the position of Chief Financial Officer effective March 2, 2007